Exhibit 10.19

***Text Omitted and Filed Separately with
the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 230.406.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR INTRAMURAL-PHS CLINICAL RESEARCH

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by
National Cancer Institute
 an Institute, Center, or Division (hereinafter referred to as the “ICD”) of the
NIH

and

Tracon Pharmaceuticals, Inc.
 hereinafter referred to as the “Collaborator”,
having offices at 4510 Executive Drive, Suite 330, San Diego, CA 92121
created and operating under the laws of Delaware

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COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR INTRAMURAL-PHS CLINICAL RESEARCH

Article 1.                                   Introduction

This CRADA between ICD and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 21). The official contacts for the Parties are identified on the Contacts Information Page (page 22). Publicly available information regarding this CRADA appears on the Summary Page (page 23). The research and development activities that will be undertaken by ICD and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

Article 2.                                   Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Drug Experience” or “ADE” means an Adverse Event associated with the use of the Test Article, that is, an event where there is a reasonable possibility that the Test Article may have caused the event (a relationship between the Test Article and the event cannot be ruled out), in accordance with the definitions of 21 C.F.R. Part 305, 310, or 312, or other applicable regulations.

“Adverse Event” or “AE” means any untoward medical occurrence in a Human Subject administered Test Article.  An AE does not necessarily have a causal relationship with the Test Article, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Test Article, whether or not it is related to it. See FDA Good Clinical Practice Guideline (from International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance, 62 Federal Register 25, 691 (1997)).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA.  For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

“Annual Report” means the report of progress of an IND-associated investigation that ICD, as the IND Sponsor, must submit to the FDA within sixty (60) days of the anniversary of the effective date of the IND (pursuant to 21 C.F.R.§ 312.33).

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“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

“Clinical Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects.

“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan. The term “Collaborator Materials” does not include “Test Article” (defined below).

“Confidential Information” means confidential scientific, business, financial information, or Identifiable Private Information provided that the information does not include:

(a)                               information that is publicly known or that is available from public sources;

(b)                              information that has been made available by its owner to others without a confidentiality obligation;

(c)                               information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(d)                              information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

“CRADA Data” means all recorded information first produced in the performance of the Research Plan.

“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

“CRADA Principal Investigator(s)” or “CRADA PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan. The CRADA PI may also be a Clinical Investigator.

“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

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“Drug Master File” or “DMF” is described in 21 C.F.R. Part 314.420. A DMF is a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date of the last signature of the Parties executing this Agreement.

“Government” means the Government of the United States of America.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator conducting research obtains:

(a)                               data through intervention or interaction with the individual; or

(b)                              Identifiable Private Information.

“ICD Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by ICD and used in the performance of the Research Plan.

“IND” means an “Investigational New Drug Application”, filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. Part 46, 21 C.F.R. part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigator’s Brochure” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the drug or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the drug.

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“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

“Placebo” means an inactive substance identical in appearance to the material being tested that is used to distinguish between drug action and suggestive effect of the material under study.

“Protocol” means the formal, detailed description of a study to be performed as provided for in the Research Plan. It describes the objective(s), design, methodology, statistical considerations, and organization of a trial. For the purposes of this CRADA, the term, Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the study.

“Raw Data” means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA.

“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties. The Research Plan should describe the provisions for sponsoring the IND, clinical and safety monitoring, and data management.

“Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with Test Articles, and is sometimes referred to as the IND holder.

“Steering Committee” means the research and development team whose composition and responsibilities with regard to the research performed under this CRADA are described in Appendix A.

“Summary Data” means any extract or summary of the Raw Data, generated either by, or on behalf of, ICD or by, or on behalf of, Collaborator. Summary Data may include extracts or summaries that incorporate IPI.

“Test Article” means, in accordance with 21 C.F.R, 50.3 (j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic as identified in the Research Plan and Appendix B, that is used within the scope of the Research Plan. The Test Article may also be referred to as Investigational Agent, Study Material, or Study Product.

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Article 3.                                   Cooperative Research and Development

3.1                            Performance of Research and Development.  The research and development activities to be carried out under this CRADA will be performed solely by the Parties identified on the Cover Page, unless specifically stated elsewhere in the Agreement. The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

3.2                            Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3                            Use and Disposition of Collaborator Materials and ICD Materials. The Parties agree to use Collaborator Materials and ICD Materials only in accordance with the Research Plan and Protocol(s), not to transfer these materials to third parties except in accordance with the Research Plan and Protocol(s) or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4                            Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

3.5                           Disclosures to ICD.  Prior to execution of this CRADA, Collaborator agrees to disclose to ICD all instances in which outstanding royalties are due under a PHS license agreement and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with the definition in Article 2 and Paragraphs 8.3 and 8.4.

3.6                            Clinical Investigator Responsibilities.  The Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol associated with this CRADA to the IRB. In addition to the Protocol all associated documents, including informational documents and advertisements, must be reviewed and approved by the IRB before starting the research.  The research will be done in strict accordance with the Protocol(s) and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties.  Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the IRB.

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3.7                            Investigational Applications.

3.7.1                If an IND is required, ICD will be the IND Sponsor and will submit an IND.  All Clinical Investigators must have completed registration documents on file (1572 forms).

3.7.2                When ICD files the IND, Collaborator agrees to provide ICD background data and information necessary to support the IND. Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings sponsored by Collaborator. Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to ICD by the Collaborator pursuant to this Article 3.

3.7.3                If Collaborator supplies Confidential Information to ICD in support of an IND filed by ICD, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.4                Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA. These studies, however, should not adversely affect the ability to accomplish the goal of the Research Plan, for example, by competing for the same study population. All data from those clinical trials are proprietary to Collaborator for purposes of this CRADA.

3.8                            Test Article Information and Supply.  Collaborator agrees to provide ICD without charge and on a schedule that will ensure adequate and timely performance of the research, a sufficient quantity of formulated and acceptably labeled, clinical-grade Test Article (and, as required by the Protocol(s), Placebo) to complete the clinical trial(s) agreed to and approved under this CRADA. Collaborator will provide a Certificate of Analysis to ICD for each lot of the Test Article provided.

3.9                            Test Article Delivery and Usage.  Collaborator will ship the Test Article and, if required, Placebo to ICD in containers marked in accordance with 21 C.F.R. § 312.6. ICD agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Test Article is used in accordance with the Protocol(s) and applicable FDA regulations. In addition, ICD agrees that the Test Article (and all Confidential Information supplied by Collaborator relating to the Test Article) will be used solely for the conduct of the CRADA research and development activities. Furthermore, ICD agrees that no analysis or modification of the Test Article will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of Test Article will be returned to Collaborator or disposed as directed by Collaborator. Pharmacy contacts at ICD will be determined by ICD and communicated to Collaborator.

3.10                    Monitoring.  Subject to the restrictions in Article 8 concerning IPI, and with reasonable

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advance notice and at reasonable times, ICD will permit Collaborator or its designee(s) to monitor the conduct of the research, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with FDA Good Clinical Practice (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997)) and the Protocol(s).

3.11                    FDA Meetings/Communications.  All meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and ICD in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings. ICD will provide Collaborator with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

Article 4.                                   Reports

4.1                            Interim Research and Development Reports.  The CRADA PIs should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available.

4.2                            Final Research and Development Reports. The Parties will exchange final reports of their results within six (6) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3                            Fiscal Reports.  If Collaborator has agreed to provide funding to ICD under this   CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, ICD will submit to Collaborator a statement of all costs incurred by ICD for the CRADA. If the CRADA has been terminated, ICD will specify any costs incurred before the date of termination for which ICD has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

4.4                            Safety Reports.  In accordance with FDA requirements ICD, as the IND Sponsor, will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. 812.150(b)(1), or other applicable regulations.  In the conduct of research under this CRADA, the Parties will comply with specific ICD guidelines and policies for reporting ADEs and AEs, as well as procedures specified in

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the Protocol(s). ICD must provide Collaborator with copies of all Safety Reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA.

4.5                           Annual Reports.  ICD will provide Collaborator a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA. Annual Reports will be kept confidential in accordance with Article 8.

Article 5.                                   Staffing, Financial, and Materials Obligations

5.1                            ICD and Collaborator Contributions.  The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits ICD from providing funds to Collaborator for any research and development activities under this CRADA.

5.2                            ICD Staffing.  No ICD employees will devote 100% of their effort or time to the research and development activities under this CRADA. ICD will not use funds provided by Collaborator under this CRADA for ICD personnel to pay the salary of any permanent ICD employee. Although personnel hired by ICD using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3                            Collaborator Funding.  Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund ICD under this CRADA. If Collaborator has agreed to provide funds to ICD then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, ICD will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. ICD will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4                            Capital Equipment.  Collaborator’s commitment, if any, to provide ICD with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B.  If Collaborator transfers to ICD the capital equipment or provides funds for ICD to purchase it, then ICD will own the equipment. If Collaborator loans capital equipment to ICD for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and ICD will not be liable for any damage to the equipment.

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Article 6.                                   Intellectual Property

6.1                            Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all CRADA Materials developed jointly.

6.2                            Reporting.  The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventor ship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8.  Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3                            Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within […***…] days of an Invention being reported or at least […***…] days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the National Institutes of Health, an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4                            Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally

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among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

6.5                            Prosecution of Patent Applications.  The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7.                                   Licensing

7.1                            Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2                            Collaborator’s License Option to CRADA Subject Inventions.  With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.3                            Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the ICD Contact for CRADA Notices) within […***…] months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires […***…] months after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within

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this […***…] month period, the negotiation period will be extended to expire […***…] after PHS so responds, during which […***…] Collaborator may accept in writing the final license proposal of PHS. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

7.4                            Government License in ICD Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by ICD or jointly by ICD and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5                            Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.6                            Third Party License.  Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive license to a CRADA Subject Invention made solely by an ICD employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. §-3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(b).

7.7                            Third-Party Rights In ICD Sole CRADA Subject Inventions.  For a CRADA Subject Invention conceived prior to the Effective Date solely by an ICD employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if prior to the Effective Date, PHS had filed a Patent Application and has either offered or granted a

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license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

7.8                            Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator.  If Collaborator does not acquire an exclusive commercialization license in a joint CRADA Subject Invention in all fields of use then, for those fields of use not exclusively licensed to Collaborator, each Party will have the right to use the joint CRADA Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary, to fulfill international licensing requirements. The Parties may agree to a joint licensing approach for any remaining fields of use.

Article 8.                                   Rights of Access and Publication

8.1                            Right of Access to CRADA Data and CRADA Materials. ICD and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan. If Collaborator possesses any human biological specimens from clinical trials under the CRADA, the specimens must be handled as described in the Protocol or as otherwise directed by ICD before the termination date of the CRADA.

8.2                            Use of CRADA Data and CRADA Materials.  The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors provided the obligations of this Article 8.2 are simultaneously conveyed.

8.2.1                CRADA Data.
Collaborator and ICD will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

8.2.2 CRADA Materials.
Collaborator and ICD will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts”, December 1999, available at http://www.ott.nih.gov/policy/research tool.aspx, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator.

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Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, or were created using a patent-pending or patented material or technology, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

8.3                            Confidential Information.  Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all this information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party.

8.4                            Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5                            Human Subject Protection.  The research to be conducted under this CRADA involves Human Subjects or human tissues within the meaning of 45 C.F.R. Part 46, and all research to be performed under this CRADA will conform to applicable federal laws and regulations. Additional information is available from the HHS Office for Human Research Protections (http://www.hhs.gov/ohrp/).

8.6                            Duration of Confidentiality Obligation.  The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or […***…] years after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7                            Publication.  The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty

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(30) days to review proposed manuscripts and three (3) days to review proposed abstracts to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application.

Article 9.                                   Representations and Warranties

9.1                            Representations of ICD. ICD hereby represents to Collaborator that:

9.1.1                ICD has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that ICD’s official signing this CRADA has authority to do so.

9.1.2                To the best of its knowledge and belief, neither ICD nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should ICD or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, ICD will notify Collaborator within thirty (30) days of receipt of final notice.

9.2                            Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to ICD that:

9.2.1                Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

9.2.2                Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify ICD within thirty (30) days of receipt of final notice.

9.2.3                Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

9.2.4                The Test Article provided has been produced in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211 and ICH QA7, and meets the specifications cited in the Certificate of Analysis and Investigator’s Brochure provided.

Article 10.                           Expiration and Termination

10.1                    Expiration.  This CRADA will expire on the last date of the term set forth on the

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Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2                    Termination by Mutual Consent. ICD and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3                    Unilateral Termination. Either ICD or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. ICD may, at its option, retain funds transferred to ICD before unilateral termination by Collaborator for use in completing the Research Plan. If Collaborator terminates this Agreement before the completion of all approved or active Protocol(s), then Collaborator will supply enough Test Article (and Placebo, if applicable) to complete these Protocol(s) unless termination is for safety concerns.

10.4                    Funding for ICD Personnel.  If Collaborator has agreed to provide funding for ICD personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to ICD for a period of […***…] months after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5                    New Commitments.  Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that ICD will have the authority to retain and expend any funds for up to […***…] subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

10.6                    Collaborator Failure to Continue Development.  If Collaborator suspends development of the Test Article without the transfer of its active development efforts, assets, and obligations to a third party within […***…] days of discontinuation, Collaborator agrees that ICD may continue developing the Test Article. In that event, the following will apply:

10.6.1        Collaborator agrees to transfer to ICD all information necessary to enable ICD to contract for the manufacture of the Test Article and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide  the Test Article (and Placebo, if any) in Collaborator’s inventory to ICD.

10.6.2        Further, Collaborator hereby grants to ICD a nonexclusive, irrevocable, worldwide, paid-up license to practice, or have practiced for or on behalf of the Government, any Background Invention that Collaborator may currently have or will obtain on the Test Article, its manufacture, or on any method of using the Test Article for the indication(s) described in the Research Plan, including the

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right to sublicense to third parties.

Article 11.                           Disputes

11.1                    Settlement.  Any dispute arising under this CRADA which is not disposed of by agreement of the CRADA Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2                    Continuation of Work.  Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

Article 12.                           Liability

12.1                    NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2                    Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by ICD employees under this CRADA, unless due to the negligence or willful misconduct of ICD, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that ICD, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act , 28 U.S.C. Chapter 171.

12.3                    Force Majeure.  Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

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Article 13.                           Miscellaneous

13.1                    Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2                    Compliance with Law. ICD and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the CRADA research and development activities to comply with, all applicable Executive Orders, statutes, and HHS regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. § 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). ICD and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164. Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from ICD is properly licensed to receive the “select agent or toxin”.

13.3                    Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4                    Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5                    Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6                    Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the CRADA Principal Investigators. Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7                    Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder

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shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party. The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti Assignment Act, to this Agreement. The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

13.8                    Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

13.9                    Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

13.10            Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least five (5) business days before publication. Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

13.11            Reasonable Consent.  Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12            Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by ICD, or ICD Materials, or ICD’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13            Entire Agreement.  This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

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13.14            Survivability. The provisions of Paragraphs 3.3, 3.4, 3.8, 4.2, 4.3, 5.3, 5.4, 6.1-9.2, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

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SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR ICD:

	/s/ Alan S. Rabson, M.D.	1/6/11
	Alan S. Rabson, M.D.	Date
Deputy Director, NCI

FOR COLLABORATOR:

	/s/ Bryan R. Leigh, M.D.	1/28/11
	Signature:	Date
Typed Name: Bryan R. Leigh, M.D.
Title:	Chief Medical Officer
TRACON Pharmaceuticals

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CONTACTS INFORMATION PAGE

CRADA Notices

For ICD:	For Collaborator:

Director	Frank Taffy
Technology Transfer Center	Tracon Pharmaceuticals, Inc.
National Cancer Institute	4510 Executive Drive, Suite 330
6120 Executive Blvd. Suite 450	San Diego, CA 92121
Rockville, MD 20852	Tel: 858-550-0780
Tel: 301-496-0477	Fax: 858-550-0786
Fax: 301-402-2117

Patenting and Licensing

For ICD:	For Collaborator (if separate from above):

Division Director, Division of Technology	Frank Taffy
Development and Transfer	Tracon Pharmaceuticals, Inc.
6011 Executive Boulevard, Suite 325	4510 Executive Drive, Suite 330
Rockville, Maryland 20852-3804	San Diego, CA 92121
Tel: 301-496-7057	Tel: 858-550-0780
Fax: 301-402-0220	Fax: 858-550-0786

Delivery of Materials Identified In Appendix B (if any)

For ICD:	For Collaborator:

Judith Starling	Dr. Bryan Leigh, M.D.
do Pharmaceutical Development Section	Chief Medical Officer
Building 10, Room 1D-35	Tracon Pharmaceuticals, Inc.
10 Center Drive, MSC1196	4150 Executive Drive, Suite 330
Bethesda, MD 20892-1196	San Diego, CA 92121
Tel: 301-496-1031	Tel: 858-550-0780 x-223
Fax: 301-402-3268	Fax: 858-550-0786
Email: istarling@mail.nih.gov

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SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,
RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA: Development of the Human Chimeric Monoclonal Antibody TRC105, an Angiogenesis Inhibitor Provided by Tracon Pharmaceuticals, Inc., for the Treatment of Cancer

PHS [ICD] Component:	National Cancer Institute

ICD CRADA Principal Investigator:	Robert H. Wiltrout, Ph.D.

Collaborator:	Tracon Pharmaceuticals, Inc.

Collaborator CRADA Principal Investigator: Bryan Leigh, M.D.

Term of CRADA:	Five (5) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

Under a Cooperative Research and Development Agreement, the Center for Cancer Research of National Cancer Institute (NCI) will collaborate with Tracon Pharmaceuticals, Inc. (Tracon) on the preclinical and clinical development of TRC105, a human chimeric monoclonal antibody from Tracon, for the treatment of certain types of cancer.

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APPENDIX A

RESEARCH PLAN

TITLE OF CRADA
 Development of the Human Chimeric Monoclonal Antibody TRC105, an Angiogenesis Inhibitor
Provided by Tracon Pharmaceuticals, Inc., for the Treatment of Cancer

NCI, NIH Principal Investigator
 Robert H. Wiltrout, Ph.D.
Director, Center for Cancer Research, NCI

Collaborator Principal Investigator
 Bryan Leigh, M.D.
Chief Medical Officer

Term of CRADA
 Five (5) years from the Effective Date.

GOAL OF THIS CRADA

The principal goal of this CRADA is to develop TRC105, a human chimeric monoclonal antibody supplied by Tracon Pharmaceuticals, Inc. (Tracon), as a cancer therapeutic agent. The subject of this CRADA including any preclinical and clinical testing conducted by NCI’s Center for Cancer Research (CCR) is strictly limited to the development of TRC 105 for the treatment of cancer. To the knowledge of Tracon and NCI, the research conducted under this CRADA does not depend on any third party proprietary materials that are not commercially available unless specifically stated otherwise.

Health Research Inc. (Health Research) has granted a worldwide license to Tracon for the development and commercialization of TRC105. Health Research is a not-for-profit corporation. Health Research is not a Party to this CRADA.

The objectives of this CRADA will be divided into three parts:

Part I:                                                           […***…]

Part II:                                                      […***…]

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[…***…]

Part III:                                                 Tracon will generate and supply the CCR with TRC105 in sufficient amounts and adequate purity for testing in mutually agreed upon phase I and phase II human clinical trials that will be conducted at the NIH.

INTRODUCTION

Tracon Pharmaceuticals, Inc. licenses, develops, and commercializes targeted therapies for cancer. Tracon is conducting a Phase 1 trial to assess the safety, tolerability, pharmacokinetics and preliminary anti-tumor activity of TRC105 in patients with advanced cancer.

Dr. Wiltrout and colleagues at the CCR have a range of expertise from basic physics and chemistry to biology and clinical applications. This includes knowledge of cancer prevention, angiogenesis, and etiological mechanisms of cancer as well as extensive experience with human clinical trials. Collectively, the CCR provides wide-ranging expertise and an experimental capacity to test novel compounds.

TRC105 transferred to the NCI under this CRADA will be distributed to specific CCR members under the direction of the CCR Director and CRADA Principal Investigator, Dr. Wiltrout. The CCR investigators involved in this CRADA will meet quarterly to discuss CRADA results, review specific projects, and design future experiments. During these meetings, the group will discuss which CCR investigators will receive TRC105 and how TRC105 will be tested.

Distribution of materials received under this CRADA will be monitored by Dr. Wiltrout using Material Transfer Agreements (MTAs). Prior to receiving the material, the recipient NCI investigator will complete a COI Form (Conflict of Interest Form) for approval by the NCI Ethics Office. A template MTA which may be used for intramural transfers of Tracon’s proprietary materials under this CRADA is attached as Appendix D.

BACKGROUND

Angiogenesis is the fundamental process by which new blood vessels are formed. Studies have demonstrated an association between increasing microvessel density count, as a surrogate measure of angiogenesis, and metastasis in a range of solid tumors, including breast, lung, colorectal, bladder and prostate cancer. Increased microvessel density has also been correlated with poorer prognosis for several solid malignancies. Inhibition of angiogenesis, either as a stand-alone approach or in combination with chemotherapy, has demonstrated antitumor efficacy and there are several anti-angiogenic agents now in clinical trials.

The vast majority of anti-angiogenic agents currently being used in the clinical setting are based on strategies that: (1) interfere with pro-angiogenic ligands; or (2) block signaling of proangiogenic tyrosine kinase receptors. An alternative anti-angiogenic approach is the direct targeting of the proliferating endothelial cell, a major component of the tumor vasculature. CD105 (endoglin) is a 180 kDa homodimeric transmembrane protein over-expressed on the

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surface of proliferating vascular endothelial cells. The CD 105 pathway is essential for angiogenesis during fetal development and cell-surface expression of this molecule is required for the formation of new blood vessels. Additionally, CD105 also regulates components of the extracellular matrix to facilitate endothelial cell migration and promote formation of neo-vessels.

Immunohistochemistry has shown that CD105 is strongly expressed in blood vessels of multiple tumor tissues. Intratumoral microvessel density (MVD), as assessed by anti-CD105 antibodies, has been found to be an independent prognostic indicator and increased MVD correlates with shorter survival across more than 10 solid tumor types, including breast, colorectal, lung and prostate cancers. CD105 is shed into the circulation with elevated levels detected in patients with various types of malignancy. Anti-VEGF (Vascular Endothelial Growth Factor) therapy, such as bevacizumab, up-regulates CD105 expression, indicating that a therapeutic strategy that targets CD 105 may complement VEGF-inhibition.

TRC105 is a human/murine chimeric IgG1 kappa monoclonal antibody that binds with high affinity to human CD105, thus inhibiting angiogenesis and tumor growth. Pre-clinical studies have demonstrated the safety and anti-tumor activity of TRC105 in multiple tumor types as monotherapy and in combination with cytotoxic chemotherapy. CCR is interested in further evaluating the preclinical and clinical efficacy of TRC105 in various cancers. […***…]

WORK SCOPE

Part I:                                                           […***…]

Part II:                                                      […***…]

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[…***…]

Part III:                                                 Tracon will generate and supply the CCR with TRC105 in sufficient amounts and adequate purity for testing in mutually agreed upon phase I and phase II human clinical trials using TRC105 either alone or in combination with other agents or different treatment modalities. […***…]

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[…***…]

CONTRIBUTIONS AND RESPONSIBILITIES OF THE PARTIES

Tracon Pharmaceuticals, Inc.

•                 […***…]

Center for Cancer Research, NCI

•                 […***…]

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[…***…]

Tracon Pharmaceuticals, Inc. and the Center for Cancer Research, NCI

•                 […***…]

RELATED INTELLECTUAL PROPERTY
AND
RELATED AGREEMENTS OF THE PARTIES

There are currently no active Cooperative Research and Development Agreements (CRADAs), Clinical Trial Agreements (CTAs), Confidential Disclosure Agreements (CDAs) or Material Transfer Agreements (MTAs) between Tracon and NCI related to this CRADA.

The Parties acknowledge, however, that there is an active Cooperative Research and Development Agreement (CRADA) between Tracon and NCI for TRC105: CRADA #02467-08 entitled “Development of the Human Chimeric Monoclonal Antibody TRC 105, an Angiogenesis Inhibitor Provided by Tracon Pharmaceuticals, Inc., for the Treatment of Prostate Cancer” executed on October 14, 2009. The Parties agree that the work under the Research Plan of CRADA #02467 and that under the Research Plan of this CRADA #02661 are separate.

Patents and Patent Applications Owned or Exclusively Licensed to Tracon:

Tracon Pharmaceuticals, Inc. has exclusively licensed the following issued patents or patent applications from Health Research. Health Research is not a Party to this CRADA. Tracon has stated that their license with Health Research will not create any obligations for the NIH to Health Research.

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Issued Patents:

[…***…]

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[…***…]

Patents Pending:

[…***…]

Patents and Patent Applications Owned by NCI:
None.

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APPENDIX B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS OF THE
PARTIES

Staffing Contributions:

ICD will provide sufficient scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. ICD’s scientific staff will include ICD’s Principal Investigator, members of the Center for Cancer Research and technical staff.

ICD estimates that 2.5 person-years of effort per year will be required to complete the CRADA research. It is understood that no ICD employee will dedicate 100% of their effort to perform the work under the Research Plan, and ICD employees performing CRADA research will be free to participate in other projects and interactions typically found within the laboratory.

Collaborator will provide sufficient scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. Collaborator’s scientific staff will include Collaborator’s Principal Investigator and technical staff.

Collaborator estimates that 1.0 person-years of effort per year will be required to complete the CRADA research.

Funding Contributions:

ICD will provide no funding to Collaborator for collaborative research and development pursuant to this CRADA, inasmuch as financial contributions by the U.S. government to non-Federal parties under a CRADA is prohibited under the Federal Technology Transfer Act of 1986 (15 U.S.C.§ 3710a(d)(1)).

Collaborator agrees to provide funds in the amount of $5,000.00 per year of the CRADA for ICD to use to acquire technical, statistical, and administrative support for the research activities. Collaborator will provide funds in equal annual installments. The first payment of $5,000.00 will be due within thirty (30) days of the Effective Date. Each subsequent installment will be due within thirty (30) days of each anniversary of the Effective Date. Collaborator agrees that ICD can allocate the funding between the various categories in support of the CRADA research as ICD’s PI sees fit.

Collaborator agrees to provide up to $5,000.00 per year for transportation and associated costs to support the participation of CCR staff at selected scientific or development meetings, where such participation will substantially foster development of Test Article, Travel costs are limited by   the Federal Travel Rules and Regulations for all government staff whether paid for by government funds or private Collaborators. Collaborator may provide direct support, under the 348 travel mechanism, for the travel and lodging costs for attendance of NCI staff at selected scientific or development meetings. Both Collaborator and NCI must agree that the activities would be appropriate under this CRADA and acceptance of Collaborator’s support of NCI’s

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participation in the activities will be contingent upon appropriate NCI approval. Travel costs for such travel are also limited by the Federal Travel Rules and Regulations for all government staff whether paid for by government funds or CRADA Collaborators.

[…***…] for mutually agreed upon animal studies. Collaborator may provide up to $[…***…] per mutually agreed upon animal study during the term of the CRADA to supplement the CCR for costs and other reasonable and necessary expenses incurred by NCI in carrying out its responsibilities under this CRADA. Collaborator’s funding to support the mutually agreed upon animal studies will be up to a maximum of $[…***…] per year for the term of the CRADA.

Any additional funding will not be added to this CRADA without an appropriate written  executed amendment pursuant to Article 13.6.

CRADA PAYMENTS:

Collaborator will make checks payable to the National Cancer Institute, will reference the CRADA number and title (CRADA #02661 entitled “Development of the Human Chimeric Monoclonal Antibody TRC105, an Angiogenesis Inhibitor Provided by Tracon Pharmaceuticals, Inc., for the Treatment of Cancer”) on each check, and will send them via trackable mail or courier to:

CRADA Funds Coordinator
Technology Transfer Center
National Cancer Institute
6120 Executive Blvd., Suite 450
Rockville, MD 20852-7181

Materials Contribution:

ICD will provide the following ICD Materials for use under this CRADA: None.

Collaborator will provide the following Collaborator Materials and/or capital equipment for use under this CRADA:

Collaborator Materials: None. Capital Equipment: None.

If either Party decides to provide additional Materials for use under this CRADA, those   Materials will be transferred under a cover letter that identifies them and states that they are  being provided under the terms of the CRADA.

Collaborator will provide the following Test Article for use under this CRADA:

TRC105 (a human/murine chimeric IgG1 kappa monoclonal antibody against human CD105)

***Confidential Treatment Requested

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Appendix C

Exceptions or Modifications to this CRADA

Additions and deletions within Articles of the intramural clinical trial CRADA appear as underline and strikeout, respectively.

Article 1 is modified to read as follows:

Article 1.                                   Introduction

This CRADA between ICD and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 21). The official contacts for the Parties are identified on the Contacts Information Page (page 22). Publicly available information regarding this CRADA appears on the Summary Page (page 23). The research and development activities that will be undertaken by ICD and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C. A material transfer agreement template that may be used for ICD intramural transfers of Test Article under this CRADA is set forth as Appendix D.

Article 2 is modified to add the follows:

“Multi-Party Data” means clinical data from clinical studies sponsored by ICD pursuant to clinical trial agreements (CTAs) or CRADAs, where such data are collected under protocols  involving combinations of investigational agents from more than one CTA collaborator or CRADA collaborator.

Article 3.1 is modified to read as follows:

3.1                            Performance of Research and Development.  The research and development activities to be carried out under this CRADA will be performed solely by the Parties identified on the Cover Page, unless specifically stated elsewhere in the Agreement. The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA. Confidential Information will only be communicated by a Party to employees or individuals working on behalf of that Party who have a need for the Confidential Information in connection with the  research and development activities to be carried out under this CRADA and who are  under an obligation of confidentiality no less restrictive than in this Agreement.

Article 3.2 is modified to read as follows:

3.2                            Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals

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set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through ~~an~~ a written amendment duly executed by both Parties, according to Paragraph 13.6.

Article 3.11 is modified to read as follows:

3.11                    FDA Meetings/Communications. All meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and ICD in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings. ICD will provide Collaborator with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party in which case ICD shall redact those portions of Confidential Information proprietary to a third party, or dissemination is prohibited by law.

A new Article 3.12 is added as follows:

3.12               Third-Party Contractors. Both Parties acknowledge and agree that ICD’s Operations  and Technical Support (OTS) contractor may conduct part of the Research Plan for ICD. The OTS contractor is subject to a Determination of Exceptional Circumstances (35 U.S.C. § 202(a)(ii)) under the Bayh-Dole Act, which obligates it to assign Inventions  made by its employees to the United States Government.

Article 7.2 is modified to read as follows:

7.2                            Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive, or if applicable a co-exclusive, or nonexclusive commercialization license. The option to elect a co-exclusive license shall apply when a CRADA Subject Invention is also a CRADA Subject Invention under another CRADA resulting from mutually agreed upon studies as described in Article 8.8 and the field of use of this co-exclusive license shall be to the use of the combination of the Test Article with another  agent(s) commensurate with the scope of the Research Plan. ~~The~~ Any  license granted under this Paragraph 7.2 will be substantially in the form of the. appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed

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to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

Article 7.6 is modified to read as follows:

7.6                            Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive, or if applicable a co-exclusive, license to a CRADA Subject Invention made solely by an ICD employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(b).

The First Paragraph of Article 8.2 is modified to read as follows:

8.2                       Use of CRADA Data and CRADA Materials.  The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors provided the obligations of this Article 8.2 are simultaneously conveyed, and all such Affiliates, agents, and contractors are bound by obligations of confidentiality at least as stringent as those in this CRADA.

Article 8.4 is modified to read as follows:

8.4                            Protection of Confidential Information.  Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except the receiving Party’s  Affiliates, agents or contractors, provided such Affiliates, agents or contractors are subject to obligations of confidentiality at least as stringent as those in this CRADA or except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

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Article 8.6 is modified to read as follows:

8.6                            Duration of Confidentiality Obligation.  The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or […***…] years after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

A new Article 8.8 is added as follows:

8.8                            Multi-Party Data Rights. For clinical protocol(s) in which Test Article will be used in combination with other investigational material(s) supplied to ICD under a separate agreement by an entity that is not a Party to this CRADA [hereinafter referred to as  “Third Party”], the access and use of Multi-Party Data by Collaborator and Third Party will be co-exclusive as follows:

(a)                               ICD will provide both Collaborator and Third Party with notice regarding the existence  and nature of the agreements governing their collaborations with ICD, the design of the  proposed combination protocol(s) and the existence of any obligations that might restrict ICD,s participation in the proposed combination protocols.

(b)                              Collaborator will permit use of the Multi-Party Data from these trials by Third Party to the extent necessary to allow Third Party to develop, obtain regulatory approval for, or commercialize its own investigational material(s). However this provision will not apply unless Third Party also agrees to Collaborator’s reciprocal use of Multi-Party Data.

(c)                               Collaborator and Third Party must agree in writing prior to the commencement of the combination trials that each will use the Multi-Party Data solely for the development, regulatory approval, and commercialization of its own investigational material(s).

Article 10.6 is modified to read as follows:

10.6               Collaborator Failure to Continue Development. If Collaborator suspends development of the Test Article without the transfer of its active development efforts, assets, and obligations to a third party within […***…] days of discontinuation, Collaborator agrees that ICD may continue developing the Test Article only to the extent necessary to complete the work outlined in the Appendix A, Research Plan. In that event, the following will apply:

***Confidential Treatment Requested

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10.6.1   Collaborator agrees to transfer to ICD all information necessary to enable ICD to contract for the manufacture of the Test Article so as to complete the work outlined in the Appendix A, Research Plan and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the Test Article (and Placebo, if any) in Collaborator’s inventory to ICD.

10.6.2   Further, Collaborator hereby grants to ICD a nonexclusive, irrevocable, world-wide, paid-up license to practice, or have practiced for or on behalf of the Government, any Background Invention that Collaborator may currently have or will obtain on the Test Article, its manufacture, or on any method of using the Test Article for the indication(s) described in the Research Plan, solely for purposes of completing the Appendix A, Research Plan. ~~including the right to sublicense to third parties.-~~ICD shall have no right to sublicense such Background Invention to any third party without the prior written consent of Collaborator.

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APPENDIX D
(Intramural Material Transfer Agreement for distribution of Test Articles to NCI’s Center for Cancer Research)

Department of Health & Human Services	Public Health Service

Phone: (301) 496-0477	National Institutes of Health
Fax: (301) 402-2117	National Cancer Institute
Technology Transfer Center
Executive Plaza South, Suite 450
6120 Executive Blvd.

DATE:

TO:

THROUGH:	Dr. Robert Wiltrout
Director, Center for Cancer Research, NCI

FROM:	Dr. Haiqing Li
Technology Transfer Specialist
Technology Transfer Center, NCI

SUBJECT:	Intramural Material Transfer Agreement to NCI’s Center for Cancer
Research

NCI Investigator and all personnel working with the Test Article are aware of and agree to the obligations set forth below:

1.            Test Article: TRC105. This agent is proprietary to Tracon Pharmaceuticals, Inc. (“Tracon”) and is being supplied to xxxxxxxxx (“NCI Investigator”) under CRADA #02661 with Tracon (“Collaborator”). Collaborator has agreed to allow the NCI’s Center for Cancer Research to make Test Article available for the research project described in the attached Exhibit A (“Research Project”).

2.            In addition to TRC105, the Collaborator will supply the following commercially available compound for use in combination studies with TRC 105:
________________________________ (if “none”, so state).

3.           NCI will use the following third party agent for combination studies where NCI has a suitable agreement in place with the third party:
_________________________________(if “none”, so state).

4.            Cancer indications being studied:

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_______Bladder
_______Bone
_______Breast
_______Colon
_______Esophagus
_______Liver
_______Lung
_______Lymphoma
_______Pancreatic
_______Pediatric Indications
_______Ovarian Cancer
_______Other, specifically _________________________________

5.            NCI Investigator will receive a total of $_________ from the CRADA funds for this
CRADA for the Research Project as follows:

Installment	Date	Amount
1
2
3
…….

6.            TRC105 will be used solely for the Research Project described in Exhibit A and referred to in CRADA #02661 under the following category (check appropriate items):

(a) Biochemical and Preclinical Analysis:

[…***…]

(b) Correlative Experiments to Explore Potential Monotherapy Utilities of Test Article:

***Confidential Treatment Requested

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[…***…]

(c) Correlative Experiments to Enhance Radiotherapy, Chemotherapy and Other
Targeted Therapies:

[…***…]

(d) Clinical Trials:

Mutually agreeable phase I and phase II clinical trials will be performed in specific cancer indications (such as bladder cancer and hepatocellular carcinoma) using Test Article under an NCI, Tracon, or third party sponsored IND that cross-references the IND filed by Tracon. Combination studies of Test Article with third party or commercially available therapeutic agents (or treatment regimens such as radiation) will be conducted as mutually agreed upon. Clinical trials will be conducted at NIH as a sole site or conducted at NIH as part of a multi-site trial. All data in INDs will be shared between NCI and Tracon.

[…***…]

***Confidential Treatment Requested

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[…***…]

7.            The Test Article will only be used for research purposes as described in the Research Project (see attached Exhibit A) under suitable containment conditions. NCI Investigator agrees to retain control over this Test Article and further agrees not to transfer the Test Article to any other institution or to other people inside or outside of CCR who do not have an approved research plan and intramural MTA (based on this MTA template) in place signed by the NCI’s Technology Transfer Center. When the Research Project is completed, the Test Article will be disposed of, unless directed otherwise by Collaborator. This Test Article will not be used for commercial purposes. NCI Investigator agrees to comply with all Federal rules and regulations applicable to the Research Project and the handling of the Test Article.

8.            NC I Investigator agrees to treat in confidence, for a period of […***…] years from the date of termination or expiration of the CRADA, any written information about this Test Article that is stamped “CONFIDENTIAL”, except for information that was previously known to NCI Investigator or that is or becomes publicly available or which is disclosed to NCI Investigator without a confidentiality obligation. NCI Investigator agrees to keep the results of the Research Project confidential until published or until corresponding patent applications are filed.

9.            In all oral presentations or written publications concerning the Research Project, NCI Investigator will acknowledge Collaborator’s contribution of the Test Article unless requested otherwise. NCI Investigator will provide the Director of the Center for Cancer Research, Dr. Robert Wiltrout, with written development reports regularly. Such development reports may be meeting minutes, annual reports, detailed correspondence, or circulated draft manuscripts. NCI Investigator may publish or otherwise publicly disclose the results of the Research Project; however, NCI Investigator will provide the proposed publication or disclosure to the Director of the Center for Cancer Research with sufficient time to allow him to review and forward the proposed publication or disclosure to Collaborator, whereupon Collaborator shall have at least thirty (30) days to review the NCI’s proposed publication or disclosure. NCI or Collaborator may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a patent application. Copies of any manuscript and/or abstract should be sent to:

Dr. Haiqing Li

Technology Transfer Center, NCI

Executive Plaza South, Suite 450

Rockville, Maryland 20852-7181

Phone: 301-496-0477

Fax: 301-402-2117

Email: lihai@mail.nih.gov

_____(NCI Investigator initials): I will contact the NCI’s Technology Transfer Center immediately if I believe an invention has occurred under this Research Project, prior to the completion of an Employee Invention Report.

***Confidential Treatment Requested

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Agreed to by:

Date	NCI Investigator
[name... title]

Date	Robert H. Wiltrout, Ph.D.
Director, Center for Cancer Research, NCI

Date	Lisa D. Finkelstein, Ph.D.
Supervisory Technology Transfer Specialist, TTC, NCI

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Amendment #1

Cooperative Research and Development Agreement #02661

“Development of the Human Chimeric Monoclonal Antibody

TRC105, an Angiogenesis Inhibitor Provided by Tracon

Pharmaceuticals, Inc., for the Treatment of Cancer”

The purpose of this amendment is to change certain terms of the above-referenced Cooperative Research and Development Agreement (CRADA).  These changes are reflected below, and except for these changes, all other provisions of the original CRADA remain in full force and effect.  Two originals of this amendment are provided for execution; one is to remain with the National Cancer Institute and the other is to remain with the Collaborator.

1) The following new definitions will be added to Article 2:

“Development Safety Update Report (DSUR)” means a common standard for periodic reporting on drugs under development among the International Conference of Harmonization (ICH) regions.

“Data Lock Point for DSUR” means the date (month and day) designated as the cut-off for data to be included in a DSUR and is based on the Development International Birth Date (DIBD).

2) The following language will be added to the end of Article 4.5 Annual Reports:

In the event that the Collaborator and ICD decide to collaborate on the preparation of a single DSUR to satisfy the requirements for submission of IND Annual Reports, the Development International Birth Date (DIBD) for Test Article will be the 6th day of December.  The Data Lock Point for DSUR will be the last day of the one-year reporting period (the 5th day of December). ICD will provide the necessary clinical and/or nonclinical data (not to include any IPI) to enable preparation of the DSUR to Collaborator within one week of the Data Lock Point for DSUR. Any information on potentially important safety findings that arise after the Data Lock Point for DSUR while the DSUR is in preparation should be provided to Collaborator as soon as feasible.  Collaborator will prepare the DSUR each year and will provide a draft version to ICD for review prior to submission.  ICD will have one week to review and provide comments to Collaborator.  Collaborator will submit the DSUR no later than 60 calendar days after the Data Lock Point for DSUR.  Collaborator will provide a copy of the final DSUR to ICD.

Signatures appear on the following page

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ACCEPTED AND AGREED TO:

For the National Cancer Institute

/s/ James H. Doroshow, M.D.	2/26/13
James H. Doroshow, M.D.	Date
Deputy Director for Clinical and Translational Research, NCI

For Collaborator:

/s/ Charles Theuer, M.D., Ph.D.	12 March 2013
Name:	Date
Title:

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